Consent Of Independent Accountants




To the Board of Trustees
The Inland Mutual Fund Trust:


We consent to the use of our report incorporated herein by reference and the references to our firm under the headings "Financial Highlights" in the Prospectus and "Independent Accountants" in the Statement of Additional Information.

/s/ KPMG LLP

KPMG LLP

February 26, 2003